UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 5, 2015

READING INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

6100 Center Drive Suite 900 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 5, 2015, the Board of Directors of Reading International, Inc. (“Reading”) elected Dr. Judy Codding to the Board of Directors of Reading (the “Board”) for an initial term expiring at Reading’s next annual meeting of stockholders and thereafter until her successor is duly elected and qualified.

Effective October 11, 2015, Tim Storey retired from the Board.  Mr. Storey has agreed to serve as a consultant to the Company for a year (for which he will be paid a $50,000 annual consulting fee, payable quarterly).   He has also agreed to continue to serve as a Director of the Company’s New Zealand subsidiary, on the same terms as he currently serves in that position ($21,000 per year).

On October 12, 2015, the Board elected Michael J. Wrotniak to the Board for an initial term expiring at Reading’s next annual meeting of stockholders and thereafter until his successor is duly elected and qualified.

Dr. Codding (70) is a globally respected education leader.  She is currently, and has since 2010 been, the Managing Director of “The System of Courses,” a division of Pearson, PLC (NYSE:PSO), a leading education company providing education products and services to institutions, governments and direct to individual learners.   Prior to that time, and for more than the past five years, Dr. Codding served as the Chief Executive Officer and President of America’s Choice, Inc., which she founded in 1998 and which was acquired by Pearson in 2010.  America’s Choice,  Inc. was a leading educational organization offering comprehensive, proven solutions to the complex problems educators face in the era of accountability.

Dr. Codding has a Doctorate from University of Massachusetts at Amherst, and completed post–doctoral work and served as a teaching associate in Education at Harvard University.

Dr. Codding serves on various boards including the Board of Trustees of Curtis School, Los Angeles, CA (2011 to present) and the Board of Trustees of Educational Development Center, Inc. (EDC) since 2012.

 Mr. Wrotniak (48) is a specialist in foreign trade and brings to the Board considerable experience in international business, including foreign exchange risk mitigation.  Since 2009, Mr. Wrotniak has been the Chief Executive Officer of Aminco Resources, LLC, a privately held international commodities trading firm.  He is, and has been for more than the past five years, a trustee of St. Joseph’s Church in Bronxville, New York and is a member of the Board of Advisors of the Little Sisters of the Poor (LSP) at their nursing home in the Bronx, New York.

Mr. Wrotniak graduated from Georgetown University in 1989 with a B.S.B.A (cum laude).

During the last five years, neither Dr. Codding nor Mr. Wrotniak has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws, or finding any violation with respect to such laws.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 5, 2015, the Board amended Reading’s bylaws decreasing the number of directors from 10 to 9.    Article, II, Section 2, has been amended to read as follows:

The number of directors, which shall constitute the whole board, shall be nine (9).  Thereafter, the number of directors may from time to time be increased or decreased to not less than one nor more than ten by action of the Board of Directors.  The directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of stockholders, and except as provided in Section 4 of this Article, each director elected shall hold office until his successor is elected and qualified.  Directors need not be stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:October 13, 2015	READING INTERNATIONAL, INC. By: \s\ William D. Ellis William D. Ellis Corporate Secretary